Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

November 13, 2019

CIT Group Inc.,

1 CIT Drive,

Livingston, NJ 07039.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 8,000,000 shares (the “Securities”) of 5.625% Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share and liquidation preference $25 per share, of CIT Group Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible and we have assumed, without independent verification, that the notice required by Section 151(f) of the General Corporation Law of the State of Delaware will be given to the holders of Preferred Shares within a reasonable time following the issuance of the Preferred Shares and that the signatures on all documents examined by us are genuine, assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated November 7, 2019. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP